Exhibit 10.41

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

THIS NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (“Agreement”) is made and entered into effective this 2nd day of July, 2007 (the “Effective Date”) by and between Centro NP LLC (“Centro”) and John B. Roche (“Roche”), the Effective Date being Roche’s last day of employment with Centro.

WHEREAS, Roche previously served as Executive Vice President and Chief Financial Officer of New Plan Excel Realty Trust, Inc. (“New Plan”) pursuant to that certain Employment Agreement entered into with New Plan dated as of April 14, 2000 (as amended, the “Employment Agreement”) and as such has unique knowledge about the business, assets, operations, and affairs of New Plan;

WHERAS, on February 27, 2007, New Plan and Excel Realty Partners, L.P. entered into an Agreement and Plan of Merger with Centro, Super MergerSub Inc. and Super DownREIT MergerSub LLC (the “Buyer Parties”) (the “Merger Agreement”);

WHERAS, on April 20, 2007, New Plan and the Buyer Parties completed the transactions contemplated by the Merger Agreement (the “Merger”) and following the completion of these transactions, New Plan dissolved into Centro (together with its affiliates and subsidiaries, “Centro”);

WHEREAS, Centro is engaged in the businesses of owning, operating, investing in, constructing, managing, developing, re-developing, and leasing shopping center and other retail properties;

WHEREAS, in connection with the Merger, Roche has provided notice under the Employment Agreement of his termination of employment for “Good Reason” (per the terms of the Employment Agreement) and as such will be terminating as of July 2, 2007 (the “Termination Date”) all positions he holds with Centro (as successor to New Plan) and its subsidiaries and affiliates; and

WHEREAS, in an effort to protect the legitimate business interests of Centro in view of Roche’s unique knowledge about the business, assets, operations and affairs of Centro, Centro desires that Roche enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto severally agree as follows:

1.          Payment. In consideration of Roche’s agreement to enter into and be bound by the terms of this Agreement, Centro shall pay Roche (subject (to the extent applicable) to income tax and employment tax withholdings at the applicable rates) $1,367,500 U.S. on the first business day following the six month anniversary of the Termination Date which payment shall (before such withholdings) be in full satisfaction of the payment obligations of Centro to Roche under this Agreement and the Employment Agreement. To the extent that Roche has any remaining unused and accrued vacation time as of the Termination Date, said amount shall be paid to Roche per Centro policy. In addition, Roche shall be entitled to keep the laptop computer currently being used by Roche. As additional consideration for and as a pre-condition to payment of the amount set forth in this Section 1, Roche shall have executed and delivered (and not revoked or rescinded) a Waiver and Release Agreement in the form attached hereto as Exhibit A (with no modifications thereto unless agreed to by Centro in its sole discretion). In the event that Roche fails to so execute and deliver the foregoing Waiver and Release as so provided, then the obligation of Centro to make the payment provided for in this Section 1 shall terminate and be null and void and of no further force or effect.

2.             Non-competition.

(a)           Definitions. For purposes of this Agreement, the “Restricted Period shall be the one year period which starts on the Effective Date. For purposes of this Agreement, the “Restricted Area” shall be any metropolitan area in which Centro owns shopping center assets.

(b)           Non-Compete. During the Restricted Period, Roche shall not serve as an officer or as a director of any real estate investment trust or real estate company (either public or private) which in the Restricted Area is primarily engaged in the business of owning, operating, investing in, constructing, managing, developing, re-developing, or leasing neighborhood and/or community strip shopping center properties.

3.             Non-Solicitation.

(a)           Customers. During the Restricted Period, Roche shall not solicit any now existing tenant of Centro (or any entity through which Centro may conduct business during the Restricted Period) for the purpose of inducing or otherwise intending to cause such tenant to cease being a tenant of Centro or any entity through which Centro may conduct business in the future).

(b)           Employees. During the Restricted Period, Roche shall not solicit any employee of Centro (or any entity through which Centro may conduct business in the future)(including any employee formerly employed by New Plan) for the purpose of causing such employee to leave the employment of Centro (or any entity through which Centro may conduct business in the future).

4.             Nondisclosure of Confidential Information. Roche hereby agrees not to use or disclose, directly or indirectly, during the Restricted Period any Confidential Information (as defined below) that Roche may have acquired during the term of his employment with New Plan or thereafter for so long as such information remains confidential during the Restricted Period. The term “Confidential Information” as used in this Agreement shall mean non-public information of Centro (including New Plan), including, but not limited to, tenant and leasing information and policies, property development plans (including zoning matters), proprietary information, financial data, financial plans, lists of actual or potential customers or suppliers, rent rolls, property information and/or any other information which is generally not known to the public, whether or not protected by patents, trademarks, or copyrights.

5.             Reasonable and Necessary Restrictions. Roche acknowledges that the restrictions, prohibitions, and other provisions hereof, including, without limitation, the Restricted Area and the Restricted Period, are reasonable, fair, and equitable in terms of duration, scope, and geographic area, are necessary to protect the legitimate business interests of Centro (including the goodwill of the New Plan acquired in the Merger), and were a material inducement to enter into this Agreement and to make the payments to Roche described in Section 1 hereof.

6.             Specific Performance. Roche acknowledges that the obligations undertaken pursuant to this Agreement are unique and that Centro will have no adequate remedy at law if Roche violates the restrictions set forth herein. Roche therefore confirms that the right of Centro to specific performance of the terms of this Agreement is essential to protect the rights and interests of Centro. Accordingly, in addition to any other remedies that Centro may have at law or in equity, Centro shall have the right to have all obligations, covenants, agreements, and other provisions of this Agreement specifically performed by Roche, and Centro shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by Roche. Further, Roche submits to the jurisdiction of the courts of the State described in Section 7(f) for this purpose. Further, Roche agrees to indemnify and hold harmless Centro from and against any reasonable costs and expenses incurred by Centro as a result of any breach of this Agreement by Roche, and in enforcing and preserving Centro’s rights under this Agreement, including, but not limited to, Centro’s reasonable attorneys’ fees.

7.             Miscellaneous Provisions.

(a)           Binding Effect. Subject to any provisions hereof restricting assignment, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs, and personal representatives.

(b)           Assignment. None of the parties hereto may assign any of his or its rights under this Agreement or attempt to have any other person or entity assume any of his or its obligations hereunder, except that the Centro may assign any of their rights, interests, and obligations under this Agreement to any affiliate or to any successor person or entity to Centro.

(c)           Integration; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior oral or written agreements, commitments and understandings between the parties with respect to the matters set forth herein (including, as to amounts unpaid as of the Effective Date, the terms of the Employment Agreement). Except as otherwise expressly provided in this Agreement, no amendment, modification, or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto. Notwithstanding the foregoing, Section 11 of the Employment Agreement shall continue to apply and be binding upon the parties hereto.

(d)           Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by either of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

(e)           Severability. The parties agree that if fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the court making such determination of invalidity shall reduce such provision and shall enforce it to the maximum extent permitted by law. The parties further agree that if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

(f)            Governing Law; Jurisdiction. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York, but not including the choice-of-law rules thereof. Venue shall be in the courts in New York city.

(g)           Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.

(h)           Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require.

(i)            Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

(j)            Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally and followed promptly by mail, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or if sent by facsimile and followed promptly by mail, to the parties at the following addresses:

(A)          if to Roche:

1180 Bridge Pointe Lane
Yorktown Heights, New York 10598

(B)           if to Centro:

420 Lexington Avenue
New York, New York 10170

Attention: Steven F. Siegel
Executive Vice President

or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this Section 7(j) for the service of notices; provided, however, that notices of a change of address shall be effective only upon receipt thereof.

Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day, then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the business day next following the transmission.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement, or caused this Agreement to be duly executed on its behalf, as of the date first set forth at the beginning of this Agreement.

John Roche

/s/ John Roche

Centro NP LLC

By: /s/ Steven F. Siegal
Name: Steven F. Siegal
Title: Executive Vice President